Exhibit 99.1

Fourth Quarter and Full Year 2014 Earnings

18-February-2015

CORPORATE PARTICIPANTS

Robert W. Duggan – Chairman and CEO

Manmeet Singh Soni – Chief Financial Officer

Maky Zanganeh – Chief Operating Officer

Shawn Cline Tomasello – Chief Commercial Officer

Rainer (Ramses) M. Erdtmann – Executive Vice President of Corporate Affairs

Urte Gayko – Senior VP – Regulatory

Danelle James – VP, Clinical Development

Darrin Beaupre – VP, Clinical Medicine and Early Development

Thorsten Graef – VP, Clinical Science

CONFERENCE CALL PARTICIPANTS

Michael G. King Jr.	Terence C. Flynn
JMP Securities LLC	Goldman Sachs & Co.

Morgan T. Haller	Michael J. Yee
Robert W. Baird & Co., Inc. (Broker)	RBC Capital Markets LLC

Evan Seigerman	Matthew J. Andrews
Deutsche Bank Securities, Inc.	Wells Fargo Securities LLC

Cory Kasimov	Geoffrey Craig Porges
JP Morgan Securities LLC	Sanford C. Bernstein & Co. LLC

Mayur I. Somaiya	Brian J. Klein
Nomura Securities International, Inc.	Stifel, Nicolaus & Co., Inc.

Hartaj Singh	Jeremiah B. Shepard
BTIG LLC	Credit Suisse Securities (USA) LLC (Broker)

Howard Liang	Katherine Xu
Leerink Partners LLC	William Blair & Co. LLC

Raluca Pancratov
SunTrust Investment Services, Inc.

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Pharmacyclics Inc. Fourth Quarter 2014 Financial Results Conference Call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today's program maybe recorded.

I would now like to introduce your host for today's program, Mr. Ramses Erdtmann, Executive Vice President of Corporate Affairs. Please, go ahead.

Ramses Erdtmann - Executive Vice President of Corporate Affairs, Pharmacyclics, Inc.

Thank you, operator. Welcome and thank you all for joining us on our quarterly conference call. With me today are select members of our executive team from whom you will hear prepared remarks; our Chairman and CEO, Bob Duggan; our CFO, Manmeet Soni; our Chief Commercial Officer, Shawn Tomasello; our Vice President of Clinical Science, Dr. Thorsten Graef; and our Chief Operating Officer, Dr. Maky Zanganeh.

Before we begin, I encourage you to visit the Investors section of pharmacyclics.com to find the related press release, financial tables and slides that correspond to certain content discussed within this call.

Please note that certain non-GAAP measures will be discussed on today's call. Information regarding our use of non-GAAP measures and reconciliation between GAAP and non-GAAP measures can be found within today's press release. For information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 and quarterly reports on Form 10-Q.

Let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics' financial performance, commercial products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics' product program, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and the developments by competitors and those factors detailed in Pharmacyclics' filing with the SEC, such as the 10-Q, 10-K and 8-K reports.

I would now like to turn the call over to our CEO, Bob Duggan.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Ramses. Good afternoon, everyone, and thank you for joining us today.

At Pharmacyclics, we're creating and capitalizing on the value of patient-friendly oncology therapy. Every year, over 10 million people are diagnosed with cancer or other immune inflammatory diseases. This number does not include the millions of husbands, wives, children, family, business associates and friends affected by these disease conditions. Something can be done about it; something is being done about it.

Month-upon-month, throughout 2014 and our previous years at the helm of Pharmacyclics, team Pharmacyclics has forecasted, planned and produced outstanding results by any and all measures, whether it'd be high patient value medicine by the name of IMBRUVICA, consistently generating shareholder returns that set new standards for the term high performance or be Breakthrough Therapy Designation from the FDA, or earlier than expected first-line and one prior therapy regulatory approval from around the world, or healthcare outcomes that are meaningfully benefiting thousands of patients across the globe day in and day out. Team Pharmacyclics is blazing a trail all can admire. We're busy turning our mission and vision into an everyday reality. However, it goes without saying that without first rate science and an unwavering commitment to significant patient betterment, none of our accomplishments would have been possible.

Anyway you examine it, team Pharmacyclics is making a difference for the betterment of all involved.

We began 2015 with a presentation at JPMorgan Healthcare Conference, where we laid out four key strategies that will allow us to continue our growth, facilitate our expansion and leverage our leadership.

Let me recap those strategies for you now.

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The first strategy is to extend IMBRUVICA's reach and enhance our leadership position across hematology. We're going to accomplish this by continuing to flawlessly execute our educate to activate commercial program as Shawn Tomasello will tell you about in a bit. And we'll continue to focus on developing IMBRUVICA as a single agent and in combination therapy in the largest early clinical development program in the history of hematology. Currently, our hematology program is focused on chronic lymphocytic leukemia, mantle cell lymphoma, Waldenström's, diffuse large B-cell lymphoma, follicular lymphoma, multiple myeloma, marginal zone lymphoma, acute lymphoblastic leukemia, acute myeloid lymphoma, hairy cell leukemia and primary central nervous system lymphoma.

We intend to maintain a dominant position in the hematology space by adding one or more new indications to our IMBRUVICA product label each year. Remember, that we have brought forward four new indications in the past 14 months.

Currently, with our approved indications in hematology we address approximately 14% of our targeted worldwide patient incidence population of 380,000 patients. However, with the anticipated readout of our Frontline CLL Study in mid-2015, we feel that we could address and access approximately 25% of the targeted worldwide patient population during the year 2016.

•
Our second strategy is to establish IMBRUVICA in multiple solid tumor types. Over the past several years, we invested in promising preclinical research to explore the utility of IMBRUVICA in solid tumors. And we as well as several clinicians are very encouraged by those results, based on compelling, preclinical evidence in lung, breast, colon and pancreatic cancers, and the fact that IMBRUVICA appears to work well in combination with other cancer therapies, we're planning to begin our first solid tumor combination studies quite soon. As you know, solid tumors represent very large markets, potentially much larger markets than we currently serve. We'll be ready to define our target patient populations, once we've initiated our upcoming Phase I and Phase II studies.

•
Our third strategy is to develop a second- and third-generation family of kinase inhibitors, using IMBRUVICA as a template to further our progress in generating new and improved standards of care, across oncology and immune mediated diseases. Last year, we initiated a Phase I study with our second multi-kinase inhibitor. Since then, we've completed our single ascending dose and are preparing to move on to our multiple ascending dose stage in patients with inflammatory and autoimmune disease in the near future. We should be able to provide you a first readout of those results in late second half of this year.

Within the immune mediated space, our key areas of interest are in rheumatoid arthritis or RA, lupus and graft-versus-host disease or GvHD. We've already begun to investigate ibrutinib in the GvHD space and early human clinical data demonstrate that ibrutinib may be able to balance the immune system in patients with active GvHD. These results are very encouraging, and we look forward to advancing our investigation in this area and reporting our outcomes in late 2015.

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Finally, our fourth strategy is to actively leverage our core capabilities in preclinical and clinical research and development, manufacturing, marketing and sales, market access, partnership development and management to ensure accelerated innovation and long-term growth. We believe drugs should be valued based on the response they have on patients, responses should not be short-term, but ideally long-lasting without debilitating side effects. We define the value of a drug and put it in a formula and it is efficacy plus tolerability, plus duration over off target toxicity squared. As a patient focused company we strive to bring patients back to normal and in doing so, that means we consider patient wellness and freedom from disease as part of our goal as well as identifying those drugs or combination of drugs that will support us in this effort. Our research, development, partnerships and general business development efforts are all aligned in this direction.

We feel that these four strategies will propel and guide our long-term growth and expansion to ensure a strong, growing and healthy business well into the distant future. As we proceed with the remainder of this call, I'd like you to keep these four strategies in mind. You will hear how what we're doing and intend to do form the basis of our past success and drive our future expansion.

I'll turn it over to Manmeet Soni to provide you with a financial update. Manmeet?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Thank you, Bob. Good afternoon everyone and thank you for joining us.

I am pleased to report financial results for the fourth quarter and full year ended December 31, 2014.

2014 was a historic year for Pharmacyclics representing the first full year of commercial sales.

We finished the year 2014 with strong results and we are pleased with our start in 2015 both from a product revenue perspective and with our new approval by the FDA for IMBRUVICA in Waldenstrom’s.

The fourth quarter was highlighted by continued growth in net product revenue for IMBRUVICA. In addition, IMBRUVICA was approved by the European Commission in October for CLL and MCL indications, a significant achievement for our partnership with Janssen. We also achieved our second consecutive profitable quarter under the agreement with Janssen. European approvals received in the fourth quarter will provide additional product revenue growth and profitability for the collaboration.

For the fourth quarter of 2014, our revenue increased to $290 million dollars. This was comprised primarily of $185 million dollars related to our net product revenue, and $100 million dollars related to milestones revenue under our Agreement with Janssen. For the year ended December 31, 2014, our revenue totaled $730 million dollars, primarily comprised of $492 million dollars in net product revenue and $220 million dollars in milestone payments.

IMBRUVICA net product revenue in the United States rose to $185 million dollars in the fourth quarter, an increase of 31% over third quarter net product revenue of $142 million dollars. This increase was a great achievement by our Commercial team in light of the fact that there were fewer selling days in the fourth quarter compared to the third quarter due to the holiday season.

The number of bottles shipped for the fourth quarter increased by over 27% compared to the third quarter of 2014. This trend in bottles shipped is noted on Slide 11.

As shown on Slide 13, net demand for IMBRUVICA increased from $140 million dollars in the third quarter to $175 million dollars in the fourth quarter, an increase of $35 million dollars, or 25%. Within the 25% increase, 18% was due to the increased volume and 7% was related to a price increase which was taken during the third quarter.

Our channel inventory at specialty pharmacies and specialty distributors increased from $14 million dollars at the end of the third quarter to $24 million dollars as of year-end. As of December 31st, approximately 10 business days of inventory was in channel, compared to approximately 7 business days of inventory in channel as of the third quarter. This volume of channel inventory is favorable as compared to the industry average, which typically is around three weeks.

You will also note on Slide 14, that channel inventory as a percentage of net product revenue increased from 10% at September 30th to 13% at December 31st.

Gross-to-net adjustments amounted to approximately 12% for the fourth quarter, as compared to 10% for the third quarter of 2014.  For the full year 2014, gross-to-net adjustments averaged 11%.  We expect our average gross to net for year 2015 to be in the low double-digit percentage.

As you have read in our earnings release, during the quarter ended December 31, 2014, the European Commission’s approval of IMBRUVICA for MCL and CLL in October triggered milestone payments of $80 million dollars and the European Commission’s acceptance of the application for IMBRUVICA in December for Waldenstrom triggered an additional milestone payment of $20 million dollars.

To date, in addition to the upfront payment of $150 million dollars, we have earned milestone payments of $605 million dollars under the Agreement. As we achieve further targets, we could earn an additional $220 million dollars in milestone payments.

Moving to our operating results for the fourth quarter, I would like to begin with a reminder that our non-GAAP costs and expenses, net income and net income per share exclude stock-based compensation, amortization of intangibles and excess amounts recorded under the Janssen agreement.

Quarter-over-quarter, on a non-GAAP basis, net income increased to $75 million dollars or $0.96 per diluted share for the fourth quarter, compared to a net income of $54 million dollars or $0.69 per diluted share for the third quarter of 2014. For the year ended December 31, 2014, on a non-GAAP basis, our net income was $140 million dollars, or $1.80 per diluted share, compared to $1 million dollars, or $0.01 per diluted share, for the prior year.

Non-GAAP cost of goods sold increased to $13 million dollars in the fourth quarter of 2014 as compared to $11 million dollars in the third quarter which was primarily driven by the increase in product sold and the related royalty expense.  Royalty expense is based on a tier system, which resets each calendar year.

For the year ended December 2014, Non-GAAP costs of goods sold as a percentage of net product revenue was approximately 8%. We expect 2015 cost of goods sold as a percentage of net product revenue to be consistent with 2014.

Non-GAAP R&D expenses during the fourth quarter were $44 million dollars as compared to $39 million dollars in the third quarter, an increase of 12%. This increase was primatily due to our continued development of IMBRUVICA for multiple indications and development of other product candidates.

Non-GAAP SG&A expenses increased to $43 million dollars in the fourth quarter of 2014 from $31 million dollars in the prior quarter. This increase was primarily driven due to the timing of certain scientific conferences and events which took place during the fourth quarter, and additional initiatives related to educating patients and prescribers.

To date, the Company has recorded $134 million dollars of excess amounts as a reduction to collaboration expenses. The Company currently expects the collaboration to be profitable in the first quarter of 2015, which will mark the third profitable quarter. Accordingly, we believe that excess amounts will become payable during the second quarter of 2015 to the extent of our share of pre-tax commercial profits for that period.

Our financial position remains strong. Our cash, cash equivalents and marketable securities balance increased to $857 million dollars as of December 31st up from $736 million dollars at September 30th with increase in net product revenue and milestone revenue earned during the quarter.

I would now like to turn the call over to Shawn Tomasello, our Chief Commercial Officer. Shawn?

Shawn Cline Tomasello - Chief Commercial Officer

Thank you, Manmeet, and welcome, everyone. I'm pleased to be able to share with you a more robust overview of the commercial business.

It's been just three weeks since our approval of our fourth indication for IMBRUVICA for Waldenström's. And the team is energized and focused on execution. Our team was armed and ready on day one with training and approved materials with which to call upon not only our high-tier and mid-tier Waldenström's treating physicians, but also to extend the reach of our messages to the entire hematology community. In addition, we've been working with the Waldenström's patient advocacy community to extend the news of IMBRUVICA's availability to this very active and informed patient population. While the team is very excited about yet another indication, we are focused on educating on all four indications.

Our sales for the fourth quarter of 2014 were $185 million, representing a 31% quarter-over-quarter growth. This brings our full year 2014 sales for IMBRUVICA, our first product to $492 million. With joint promotion efforts between ourselves and JBI, we continuously expanded the depth and the breadth of our prescriber base in the fourth quarter.

We are also very pleased to see that physicians are beginning to write more IMBRUVICA prescriptions as they become more familiar with the product.

In January 2015, the National Comprehensive Cancer Network, or NCCN, Clinical Practice Guidelines in Oncology for relapsed/refractory CLL, updated its guidelines to move use of IMBRUVICA up to a Category 1 designation. This is quite an achievement as only 6% of all designations are awarded as Category 1. So now IMBRUVICA is validated as a standard of care treatment through NCCN for use in relapsed/refractory CLL patients.

In addition to our U.S. sales figures, global sales generated by our partner Janssen were $28 million in the fourth quarter. The first full quarter in which they reported sales based on the approval in Europe in October and $56 million for the year.

In addition, we must point out that as of today IMBRUVICA is already approved in 41 countries, which is an extraordinary feat for a product that has just had its first U.S. approval. Our collaboration partner Janssen handles commercialization of IMBRUVICA outside the U.S. and can answer any specific questions you may have about their activities.

Shifting gears, I want to share some more exciting news with you. We all know that physicians are more likely to exhibit positive behaviors towards companies with strong positive images and in daily practice that actually translates to some very meaningful benefits. They're more likely to spend more time with the commercial and medical representative, read company literature more carefully, attend company sponsored programs, recommend company products to their colleagues and participate in company trials and publications. All of these positive behaviors are really about improving customer engagement and then ultimately corporate results. So last year, we were benchmarked against our peers in two separate surveys known as image surveys and after less than a year post launch, we were rated among the top oncology companies by oncologists and payers. For perspective, it actually takes most companies several years, if ever, to attain these coveted high marks for reputation and other attributes that are important to customers. So this achievement at such an early point in our company's presence in the market and amidst 23 formidable and established oncology companies is something that we're extremely proud of.

So I'd like to share some of those top line results with you:

In the healthcare professional survey, which was fielded in September 2014, the performance of 23 companies well established in oncology was benchmarked across 30 attributes by 100 board certified oncologists of whom 42 were hematologists, oncologists in full time clinical practice.

The great news is that Pharmacyclics' overall ranking by all customers was ninth. Additionally, the survey was segmented by physicians in practice less than and more than 19 years. Among physicians in practice for less than 19 years, Pharmacyclics ranks overall as the number three oncology company. Some notable key attribute rankings include number one rankings in focusing on our business, focus, excuse me – focusing our business on their needs, helpful accessible representatives, support for clinical research and patient assistance programs. And the second market access and payer survey, the performance of 22 companies well established in oncology was benchmarked across 10 attributes by 34 payer medical and pharmacy directors and Pharmacyclics ranked second for developing and providing unbiased information and fourth for ability to deliver promised savings. Just a reminder, that 2014 was the first full year our commercial team has been in the field and the first year that Pharmacyclics was included in these rankings. And importantly, this is the first time that a new company has ranked this high in the survey.

Again we're really excited about the achievement and we will continue to work hard to maintain and improve our high marks with these audiences by focusing our efforts on the key drivers identified by our customers.

When I last spoke to you on our third quarter call, I mentioned that we were digging into some market research to better understand prescribing patterns and to ensure that we're putting the appropriate efforts against ensuring continued adoption, prescribing and continuous treatment. Through these efforts of which we've only really just begun to scratch the surface, we've uncovered an opportunity to increase the breadth and the depth of our market position within our approved indications by in turn broadening and deepening physician education on dosing, treatment duration and adherence. And to help accomplish that, we have recently hired a team of clinical educators, a highly knowledgeable group of oncology professionals with advanced degrees who'll be fully trained and deployed by the end of the first quarter, and who will be aligned to targeted customers based on identified educational needs in the community setting. We continue to be focused on exceptional and differentiated training to put the most educated and dedicated professionals in front of our customers. We also see a real opportunity to ramp up our peer-to-peer educational efforts, so there will be a focus on targeted speaker programs and continuing medical education symposia across the variety of topics, but most notably on patient selection, dosing, treatment duration and adherence.

We continue to be committed to creating a surround sound approach that will essentially envelop our prescribers in the kind of targeted information that they need in order to make the best prescribing decisions for their patients with CLL, MCL and Waldenström's in our approved indication. Overall, we're delighted by the progress we've made to date and we see a continued very bright future ahead for IMBRUVICA.

So, thank you. And I will now hand it off to Thorsten.

Thorsten Graef - VP, Clinical Science

Thank you, and good afternoon. I'm the medical Leader for the Waldenström's macroglobulinemia development program here at Pharmacyclics. And as a hematologist, I'm particularly excited to speak with you today about the genesis of the FDA approval for Waldenström's. Back in 2012, we approved a grant request for an investigator-sponsored trial which we internally call an IST to explore the use of ibrutinib in Waldenström's. Waldenström's is a relatively rare and slow growing blood cancer that most commonly originates from B-cells which are the type of white blood cells that develops in the bone marrow. The disease occurs as a result of a malfunction in the healthy lifecycle of a B-cell causing the cell to become malignant and to reproduce at an abnormal rate. These malignant B-cells produce large amounts of an abnormal antibody protein called immunoglobulin M, or I-G-M, which particularly in excess of amounts can actually cause the blood to thicken. In addition, the expansion of these malignant B-cells in the bone marrow leads to low level of red blood cells which can make a person feel very tired or weak. Waldenström's also decreases a number of white blood cells, making it harder for the body to fight infections.

Based on the evidence of ibrutinib as a potent BTK inhibitor with the ability to inhibit the proliferation of B-cells, we felt that the hypotheses that ibrutinib could be effective in patient with Waldenström's disease was viable. And roughly a year later when we reviewed the early results from this IST with Dr. Steven Treon at the Dana-Farber Cancer Institute, who leads the clinical trial, we saw the results were very promising and formed the basis for our breakthrough application in Waldenström's. We then initiated an extension to this trial, which Dr. Treon lead as well and the results continue to be impressive with over 80% of these previously treated patients with advanced disease, continuing on therapy after 12 months.

Let me spend a few moments talking about the clinical results in the Waldenström's study. This was a multi-center Phase II study, evaluating the efficacy and tolerability of ibrutinib in 63 previously treated patients. Patients treated with IMBRUVICA demonstrated a response rate of 62%, which was based on an assessment by an independent review committee. Only six patients of the IMBRUVICA treated patients discontinued the treatment due to adverse events and 11% of patients experienced adverse events leading to dose reductions. These findings are consistent with what has been observed in clinical trials supporting IMBRUVICA, three other approved indications. The median duration of responses have not yet been reached and the large majority of patients, over 80%, remain on therapy after our first 12 months data cut.

We continue to follow the Waldenström's patients and anticipate sharing updates in a peer review for them either through publication or at the next scientific conference sometimes in the near future.

Historically treating patients with Waldenström's has always been a literally kind of a mix bag. No approved treatments were available for Waldenström's and we had to rely on therapies approved for similar cancers to treat these patients. The FDA approval for IMRBUVICA as a treatment specifically for patients with Waldenström's is very significant for the roughly 1,500 U.S. and about 6,000 patients in the G7 will be diagnosed this year and for the thousands of patient who already are and have been living with this disease.

Before I conclude, I want to take this opportunity on behalf of Pharmacyclics to thank our lead investigator, and all our physicians for the invaluable contributions to the study, and the forward progress of ibrutinib in this disease. As always we also want to thank Janssen for its ongoing partnership and the FDA for its continued collaboration. Most importantly, I want to thank all of the patients who participated in this study and the Waldenström's patient community for having the patients to wait for this day.

Thank you. And I will now turn the call over to Maky.

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

Thank you, Thorsten, and welcome everyone to today’s conference call.

Yes, we are very excited with the early approval for Waldenstrom’s. It is a real privilege for us to offer the first-ever approved product for patients with front-line and relapsed Waldenstrom’s.

I would like to provide you with a brief clinical and business update. In 2014, 25 clinical trials were added to our clinical development program, many of them as investigator sponsored trials. Within these 25 new trials, we added four new areas of investigation in conditions in which significant unmet need continues to exist. They are: GvHD, Primary Central Nervous System Lymphoma, Acute Lymphoblastic Leukemia, and solid tumors.

Last quarter we received approximately 130 Investigator sponsored trial proposals. Of these, we selected 82 trial protocols, which will roll out in the months to come. This may further extend ibrutinib’s reach, help establish ibrutinib as a backbone of therapy, and enhance our leadership position across hematology and in solid tumors.

Allow me to give you a summary update on some of the most recent trials presented at the Translation of Cancer Genome meeting of the American Association for Cancer Research – or AACR- and at the American Society of Hematology Meeting – or ASH- last December.

At AACR early clinical data was presented on four naïve and relapsed/refractory patients with Primary Central Nervous System Lymphoma.  These patients received the combination of ibrutinib with chemotherapy. The data demonstrated that three of the four patients showed a complete response.  The fourth patient will be evaluated for response at a later date.  The study is continuing to enroll with a target of 40 patients.

At ASH, Dr. O’Brien showed one-year follow up data using ibrutinib in relapsed/refractory high-risk CLL patients with deletion 17p. As assessed by the clinical investigators, the response rate was 83% and the 12-month progression-free survival was 79%. We also saw the 16-month follow up data on our CLL approval trial, known as RESONATE, which showed a 90% overall response rate and a 12 month progression free survival of 84% as assessed by the investigators.  In addition Dr. Thompson shared that when bendamustine and rituximab are added to ibrutinib, the complete response rate in relapsed/refractory CLL patients increases to 50%.

In Mantel Cell Lymphoma , Dr. Wang showed that the combination of rituximab and ibrutinib resulted in an 88% overall response and a 40% complete response in relapsed/refractory Mantel Cell patients, effectively doubling the complete response rate observed in this clinical study vs. with monotherapy.

In Follicular Lymphoma, Dr. Bartlett gave us an early look at the impact of ibrutinib monotherapy in double refractory patients. Tumor size was reduced in 72% of these heavily pre-treated patients and 50% of patients were still progression free after 12 months.

Let me also highlight our clinical study in Multiple Myeloma, which showed that ibrutinib not only impacts malignant cells but also has an effect on bone resorption, both of which are viewed as critical components of the underlying disease. In the highest dosing cohort, ibrutinib showed a clinical benefit rate for 50% of the patients. With its established safety profile, ibrutinib is becoming an ideal candidate for combination studies in Multiple Myeloma. Our excitement was further supported by a recent publication in the January issue of Cancer Research which demonstrated the role of BTK and the impact of the BTK inhibition in Myeloma Stem Cells.  I encourage you to read this publication.

And finally our entry into immune-mediated diseases was also supported at ASH and highlighted in two important presentations this past weekend during the Tandem Meeting of the American Society for Blood and Marrow Transplantation in San Diego. One study was a retrospective analysis of 16 relapsed/refractory CLL patients across four trials who had undergone allogeneic stem cell transplant. After the initiation of treatment with ibrutinib no new cases of GvHD were observed.  These patients, who were on study for a median of 23.3 months, had received a median of five prior therapies and 63% of them were high-risk, del17p CLL patients. Their estimated median progression-free survival at 24 months was 76.6%.

The second presentation evaluated ibrutinib-treated CLL patients who relapsed following allogeneic transplant. Ibrutinib cleared nodal and extra nodal disease in this complex patient group. Let me highlight the case of one of these study patients. This patient came in with two diseases – relapsing CLL and GvHD. Through ibrutinib treatment in this clinical trial his GvHD was resolved within six months, and his relapsing CLL also was resolved after 39 months of daily ibrutinib. This patient is now off therapy with no GvHD and with MRD negative CLL – this is truly exciting clinical trial data.

I would like to switch gears now to solid tumors. There are three mechanisms that support the anti-tumor activity of ibrutinib in solid tumors:

•	First, ibrutinib can target the tumor directly by inhibiting non-BTK kinases such as EGFR, HER2, and other targets.

•	Second, is the effect of ibrutinib on the tumor microenvironment by inhibiting the activity of pro-tumor B-cells, mast cells and macrophages.

•
And third, ibrutinib may modulate T cells by shifting the TH1 - TH2 polarity as seen in patients with CLL. This makes combinations with other immuno-oncology agents and therapies appealing. We are targeting tumors in which several of these mechanisms may come into play.

As you know, we signed a collaboration agreement with AstraZeneca last quarter to study ibrutinib with their PD-L1 checkpoint inhibitor, MEDI-4736, in a number of solid tumors namely, breast, pancreatic, and non-small cell lung cancers. Pre-clinical studies have provided evidence to support our investigation of this combination. We expect these results to be published sometime over the next few months. We are also in the process of beginning clinical trials looking at the combination of both drugs in Diffuse Large B-Cell and Follicular Lymphoma.

This and other collaboration and other agreements we signed over the last several months allow us to expand into various histologies in both liquid and solid tumors at a rapid pace. We will also initiate the combination of ibrutinib with the standard of care in pancreatic cancer as part of our solid tumor program. In addition, we are going to have several exploratory clinical trials investigating novel combinations of ibrutinib across a variety of solid tumors with standards of care. We will provide more color on this development in the second half of 2015.

Our clinical program is rapidly expanding as we actively discover further scientific rationale and applications for the use of ibrutinib in other B-cell malignancies, solid tumors and beyond. We are working hard to get the solid tumor program up and running in the next few months.

Now, let’s take a look at the major clinical read outs we anticipate this year. Mostly importantly, we expect results from our Phase III CLL study, RESONATE II, in treatment-naïve CLL patients in the second half of this year. These results have the potential to change the treatment paradigm for CLL patients.

We are also anticipating the data from our Follicular Lymphoma clinical trial, combination trial with Bendamustine R in CLL patients, data from the Phase I combination trial with Kyprolis in Multiple Myeloma patients, data from ibrutinib monotherapy versus Torisel in relapsed refractory Mantle Cell patients and our first Phase I read out of our new BTK Inhibitor in Autoimmune diseases.

In conclusion, we will continue to build our scientific leadership position in hematology with a host of new clinical studies entrepreneurial leadership and decision making, and most importantly a group of dedicated individuals that, day in and day out, work the extra hours and who are driven and inspired by all the patients.

I will now turn the call over to Bob.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Maky. Our focus has been the betterment of patient healthcare. Under normal circumstances, the actions necessary to make that postulate passion a reality go a long way toward building a viable and powerful organization that delivers outstanding results, not only to society, but to employees and shareholders alike. For many patients, our medicine has contributed to an improvement in their condition and thus has played a part in returning them toward normalcy. We believe this is what patients want, need and deserve. This is an alignment with the company's goal to create and capitalize on the value of patient-friendly therapy.

Operator, please open the line for questions.

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] Our first question comes from the line of Mike King from JMP Securities. Your question, please.

Mike G. King - JMP Securities LLC

Good afternoon, guys. Thanks for taking the question and thanks for the informative slides. I wanted to just ask a couple of financial questions; first of Manmeet, I'm curious to know, on the tax rate, if we should roll your tax rate for the quarter forward through 2015 and beyond? The second question has to do with the inventory level and if – should we expect it to increase over time, let's say for the remainder of 2015 to more industry standards, or you think you'll be sort of holding off at the current level of inventory?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure, Mike. So, I'll start with the first one regarding tax rate for the short-term. As we'd guided earlier, you should expect in mid-30%-s, what we are right now for next few years and then, as we progress in the long-term, we would expect in low-20%-s, as we have our operations established in OUS.

And going to your inventory question, we expanded our inventory from just seven days to nine business days, which is a normal increase. But as we said earlier, we would expect that to be within – we have two weeks plus, minus one week, that will be our thing. As we grow in the demand and the revenues, the dollar amount might increase, but the proportionate amount which we have shown you this quarter, 10% to 13% it should be in that range.

Mike G. King - JMP Securities LLC

Right. Okay. And then – sorry.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yes. Does that answer your question?

Mike G. King - JMP Securities LLC

Yes, it does. And then just one quick follow-up and I'll jump back in queue. The gross-to-net was a bit higher this quarter, just maybe talk about the factors that went into that. And whether that again should be something that we should think about rolling forward throughout the rest of 2015? Thank you.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure. So, as I mentioned in my script earlier that we were 11% for the year and I would expect to be in the low double digit, so that's the answer. And for being higher in this quarter, it's ranged on many factors regarding channel inventory. And as you know, whatever is in the channel inventory, it should be used for Medicare donut hole; there will be a higher reserve needed in Q1. So, we have taken all those calculations in to impact to calculate the gross-to-net for this current quarter.

Mike G. King - JMP Securities LLC

Thank you.

Operator: Thank you. Our next question comes from the line of Brian Skorney from Robert W. Baird. Your question please.

Morgan T. Haller – Robert W. Baird & Co., Inc. (Broker)

Hey, good afternoon. This is Morgan on for Brian. I had another question for Manmeet actually. Could you actually just outline your expectations for the timing of the reversal of the excess amounts? I know you said it's going to start in second quarter, but could you give us a little more color on that? Thanks.

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Sure. So, as I mentioned earlier, excess amounts, we will be profitable in second quarter – first quarter and second quarter. So yes, I would expect most of that amount will be paid back in 2015, based on the profitability trends I can see right now.

Morgan T. Haller – Robert W. Baird & Co., Inc. (Broker)

Okay, great. And could you also – just one more question. Just give a general outline of your expectations for the collaboration trials with the checkpoint inhibitors, so where is the current focus?

Darrin Beaupre - VP, Clinical Medicine and Early Development

This is Darrin Beaupre, here. Do you mean in terms of the tumor types?

Morgan T. Haller – Robert W. Baird & Co., Inc. (Broker)

Yes, exactly.

Darrin Beaupre - VP, Clinical Medicine and Early Development

Yes, so that was mentioned also, the tumor types for which we have interest, include a non-small cell lung cancer, pancreatic cancer and breast cancer. That'll be the patient population that will be in our first solid tumor trial. And of course we have the hematology checkpoint inhibitor study as well, where we'll be pursuing both diffuse large B-cell lymphoma, follicular lymphoma, as well as at least in one of our collaborations, high-risk CLL.

Morgan T. Haller – Robert W. Baird & Co., Inc. (Broker)

Okay, great. Thanks a lot.

Darrin Beaupre - VP, Clinical Medicine and Early Development

You're welcome.

Operator: Thank you. Our next question comes from the line of Robyn Karnauskas from Deutsche Bank. Your question please.

Evan Seigerman – Deutsche Bank Securities, Inc.

Hi. This is Evan Seigerman on for Robyn, and congratulations on the year. Just I was wondering if you could help us understand some of the scientific rationale behind using the PD-1 and IMBRUVICA combo in solid tumors, and when we can start to see some early data from these combinations? Thanks.

Darrin Beaupre - VP, Clinical Medicine and Early Development

Great. So, I can expand a little bit on what was mentioned earlier, but again there are three mechanisms that make us very interested in the combination. There's number one that, in addition to inhibiting BTK, IMBRUVICA can inhibit a number of other kinases that are relevant in the growth and survival of tumor cells. And we could be talking about both liquid and solid tumors. Number one, ibrutinib can target the tumor directly, which may be relevant for an immune response because when tumor cells die they release antigens that the immune system can recognize.

Number two is we know from preclinical data that ibrutinib has direct effects on the tumor microenvironment that can make the tumor more susceptible to anti-tumor therapy. And then finally, we know that ibrutinib can change the polarization of T-cells much, much more accustomed to one that has the ability to kill tumor cells in an addition based on some of our preclinical data, we may also be able to increase the number of T effector cells associated with the tumor.

So in summary, ibrutinib can attack the tumor directly. It can control the support of microenvironment of the immune system turn the on-switch on, so the immune system can get after the tumor better and because of these three mechanisms, we have great excitement and I hope that's shown to you by the fact that we're looking at two antagonists, two checkpoint targets both, one targeting the ligand, the other targeting the receptor, we're looking at both solid and liquid tumors, we're really leaving no stone unturned and we really feel like for a successful in this proof of concept approach that ibrutinib can serve as a backbone therapy for other checkpoint inhibitors. And so, obviously this is a very, very exciting area for us.

Evan Seigerman – Deutsche Bank Securities, Inc.

And I guess when can we see some early data from this combo?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Yes, so the early data – right. So the trials will begin to enroll in the second quarter of this year.

Evan Seigerman – Deutsche Bank Securities, Inc.

Okay. And then, sorry, one more follow-up, in the 2015 guidance you gave does that include the Waldenström's market opportunity?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yes.

Evan Seigerman – Deutsche Bank Securities, Inc.

Okay. Excellent. Thank you very much.

Darrin Beaupre - VP, Clinical Medicine and Early Development

You’re welcome.

Operator: Thank you. Our next question comes from the line of Cory Kasimov from JPMorgan. Your question please.

Cory W. Kasimov - JPMorgan Securities LLC

Hey, good afternoon, guys. Thanks for taking the question. Wanted to go back to the planned Phase I/II trials in solid tumors; and I know we'll get more details once they start in the second quarter, but can you just give a cursory overview of the trial designs? I guess more specifically, I'm wondering, if there will be a randomized component included in the Phase II portion of the study?

Danelle James - VP, Clinical Development

Hi, this Danelle James from Clinical Development. We haven't released all the detail of the studies, but I will let you know as Darrin voiced already that with the checkpoint inhibitor collaboration in solid tumors we'll go for a number of different histologies so you can expect more than one histology to be represented in that study. And that would include non-small cell lung cancer as well as breast cancer patients, excuse me. I don't think we are ready to comment on the potential for a randomized component in one of the solid tumor studies, we obviously have discussed those in health, but we'd like to wait until we are posting this on clinicaltrials.gov over the next several months.

Cory W. Kasimov - JPMorgan Securities LLC

Okay. And then in addition to the preclinical evidence of activity that you cited before, do you have any anecdotal evidence of activity for IMBRUVICA in secondary malignancies from existing clinical trials or in a commercial setting?

Danelle James - VP, Clinical Development

Yes. So, hi, it's Danelle, again. I can say that with a very, very broad program involving non-Hodgkin's lymphoma patients who are oftentimes at risk of having these second tumors. We have had those patients enrolled on our studies. There's been anecdotal reports coming from some patients and physicians treating those patients. We can't make a lot out of an anecdotal case report, but it does increase our excitement about going in with more definitive clinical trials to evaluate IMBRUVICA in solid tumors.

Cory W. Kasimov - JPMorgan Securities LLC

All right, great. Thanks for taking the questions.

Operator: Thank you. Our next question comes from the line of Ian Somaiya from Nomura Securities. Your question, please.

Mayur I. Somaiya - Nomura Securities International, Inc.

Thanks and congratulations for all the progress you're making. Just one housekeeping question; I was just trying to reconcile the guidance you've given for timing of the RESONATE-2 data. I think in the press release, you state second half 2015, if I look at slide 28, it says middle of the year, might be semantics, but just wanted to clarify the timeline for that data?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Ian, that would be the boundary.

Danelle James - VP, Clinical Development

Yes. Hi, Ian, it's Danelle James, and so I'm overseeing the RESONATE-2 study, we have actually a time based analysis as well as an event based analysis on this study. So, we're confident that the readout will be in mid-2015. You could expect to see the data probably towards the third quarter, more than late in the second quarter, because it does take some time to actually review that analysis before it's actually publically released.

Mayur I. Somaiya - Nomura Securities International, Inc.

Okay. And just had a few questions as it relates to your 2015 sales guidance; can you just give us a sense for what – how we should think about use of IMBRUVICA in second-line and third-line? Obviously, we're seeing quite rapid adoption of the drug, what the incremental market share is in those settings? How we should think about duration?

And then, is there anything baked into the guidance for first-line usage based on positive RESONATE-2 outcome?

Shawn Cline Tomasello - Chief Commercial Officer

This is Shawn Tomasello. With respect to the CLL, we are clearly the market leaders within our indication in second-line, second plus, and third-line plus at the current time. As far as what we think will happen in first-line, I'm not going to comment on that, but I think we all know that in oncology when positive data is released into the public domain, it does influence the way physicians think about using products and treating patients.

Mayur I. Somaiya - Nomura Securities International, Inc.

So, but – I mean I guess the question is, is that factored into your guidance for the year?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

So, as you know, we don't promote off label usage and which is not the approved indication, but once we get up NCCN guidelines on the frontline, there is some – on the later part of the year some impact built into that.

Mayur I. Somaiya - Nomura Securities International, Inc.

Okay. And just one last question, just in terms of how we should think about sales in the first quarter, impact to Medicare donut hole potential for gross-to-net adjustments, they are typically higher in 1Q, fewer selling days. Just give us a sense for how we should think about growth in 1Q relative to 4Q?

Manmeet Singh Soni - Chief Financial Officer, Pharmacyclics, Inc.

Yes, sure. So, I will start. You mentioned it pretty good that donut hole will have a negative headwind impact on our revenue for first quarter. So, that will be one factor. And we are focused on our – the goal of $1 billion for the year. We are not looking at for quarter-to-quarter durability. We are still in the growth mode.

So, that sounds that we are reaffirming our $1 billion guidance this quarter. And as we progress, then we'll give you an update once we have more data and more visibility into the quarters.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yes, Ian, in the first quarter last year, we were $56 million over $492 million year end. We would definitely target to move beyond that, but it's impossible to tell over that short period of time. I did get a chance last night to read the survey results that you generated actually get a lot from that so we appreciate it. But it shows how multi-variant doctor in clinics and community hospitals versus academics can be. So we've put out a year forecast, we're comfortable, very comfortable with that. Quarter-to-quarter, it's a little too tight to tell. But certainly, those numbers will come up and we'll report it out.

Mayur I. Somaiya - Nomura Securities International, Inc.

Okay. Thank you so much.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome, Ian.

Operator: Thank you. Our next question comes from the line of Hartaj Singh from BTIG. Your question, please.

Hartaj Singh – BTIG LLC

Hi, guys. Thanks for taking my question. Just a quick question, ABT-199, Avanir on their conference call indicated that I think they're Phase II trial in relapse/refractory readout in the first half of this year. In this, the efficacy they'll decide whether to file in the second half of this year, one of the option you comment on competing molecules, but just your thoughts on the competitive dynamics, once that these are out and just how you think does or could or might not impacting IMBRUVICA? Thank you.

Shawn Cline Tomasello - Chief Commercial Officer

Yes. We take all competitors very seriously. We'll plan for them to be on the market, but we have no further comments on it.

Hartaj Singh – BTIG LLC

Thank you.

Operator: Thank you. Our next question comes from the line of Howard Liang from Leerink. Your question, please.

Howard Liang – Leerink Partners LLC

Thanks very much. I've a couple of questions on combination studies. On the immuno-oncology companies, can you provide some color on what preclinical data led to the AstraZeneca and Bristol collaborations, and when we might see these data? Second, do you have any interest in combination with the PI3 kinase inhibitor; I know that one of your potential competitors is doing such a combination study?

Darrin Beaupre - VP, Clinical Medicine and Early Development

So the Ron Levy data is a nice preclinical package that supports the combination of IMBRUVICA with a checkpoint inhibitor. That data is actually in press in PNAS and so you'll be seeing the data from that study come out soon. He also presented that information at a Keystone Conference recently and so, there is really quite compelling supportive preclinical data for this.

And your second question was regarding PI3 kinase inhibitors, we were looking at PI3 kinase inhibitors for some time. It's obviously a combination agent for which we have interest. We are in collaboration with AstraZeneca as you are aware. They have a PI3 kinase inhibitor and we've previously mentioned that we are looking at potential combination studies there as well as in other areas.

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

And we have a lot of IST program right now with a PI3 kinase inhibitor so, we are as mentioned, more than 125 clinical trials going on, on the sponsored trials as well as IST program. Every single combination that you can imagine is in these trials, in all of the histology, immuno-oncology as well as solid tumor. So, stay tuned, ASH and ASCO will follow all of the data.

Howard Liang – Leerink Partners LLC

Just follow-up by the Ron Levy data you meant the CpG combination in Blood the Blood journal?

Darrin Beaupre - VP, Clinical Medicine and Early Development

No, no, no. So, he has several in vivo models, where he's testing cells that are resistant to ibrutinib and testing specifically the checkpoint access. And so, that data will be presented, he has models in lymphoma and colorectal cancer and breast cancer, all of which are compelling, to say the least. So I would really encourage you to look at that paper, should be out any time.

Howard Liang – Leerink Partners LLC

Okay, great. Thanks. Then I think Bob made a comment that with RESONATE-2, I think I heard 25% of CLL patients may be accessible in 2016, maybe you can just clarify that what is that 25% number and what would it be in 2017 for example?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Actually, there is one of your colleagues; Ian has done a nice survey out of Nomura. So maybe, Ian will be nice enough to give you a copy of that or someone else would, that will give you more color and it's a very current survey, I'd leave you to look at that, but I've leveraged that. Our statements are relatively conservative relative to that.

Howard Liang – Leerink Partners LLC

So 25% is your market penetrate – you're expecting that market penetration in CLL next year?

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

No. No, we said we had access to that size of the market, I didn't say that – I didn't quote it the way you've recalled. We have access to one, yes the best way to look at it.

Howard Liang – Leerink Partners LLC

Okay. Thank you.

Operator: Thank you. Our next question comes from the line of Terence Flynn from Goldman Sachs. Your question please.

Terence C. Flynn – Goldman Sachs & Co.

Hi. Thanks for taking the question. I'm sorry, I hopped on late. But just with respect to EU sales, can you maybe comment on how many countries contributed sales in the fourth quarter? And then as you look forward to the progression through 2015 maybe just help us think about the timing of other countries coming on board with respect to pricing reimbursement? Thank you.

Shawn Cline Tomasello - Chief Commercial Officer

Yes. This is Shawn. Listen, we're absolutely ecstatic with the job that our partners are doing, Janssen outside the U.S. So, we'll defer all answers to those questions to Janssen, okay.

Terence C. Flynn – Goldman Sachs & Co.

Okay. Thanks

Operator:

Thank you. Our next question comes from the line of Salveen Richter from SunTrust. Your question please.

Raluca Pancratov – SunTrust Investment Services, Inc.

Yes. Hi, guys. Thank you so much for taking the question. This is Lucca in for Salveen. So, quickly on the duration of therapy in CLL; can you just give us some qualitative comments about what you're seeing and is this consistent with the clinical experience?

Shawn Cline Tomasello - Chief Commercial Officer

Yes. This is Shawn. I'll comment on that. So, we are following duration as closely as we can with the data that we have. Unfortunately, the data is not completely reliable. We're encouraged by what we see and we are assuming that like any other oncology drug or oral agent, you need to really get access in the market by educating customers on patient selection, dosing duration, treat until disease progression. So, we're full speed ahead on all of those messages and we're encouraged by what we see and we expect it to improve over time.

Raluca Pancratov – SunTrust Investment Services, Inc.

Thank you so much. And then with respect to Waldenström's, you did mention that you're in discussions with patient advocacy groups. So I was wondering in terms of uptake after formal approval, do you think there is a bolus of Waldenström's patients that could be converted to commercial drug?

Shawn Cline Tomasello - Chief Commercial Officer

I wouldn't say a bolus of patients. Remember, I think we already had some spontaneous use of Waldenström with the drug just based on the data that has been available. So, I wouldn't plan any type of bolus. I will tell you after being out in the field quite a bit over the last three weeks, I'm encouraged by the number of actually community physicians outside of those, what I would call hotspots around the nation,that have one, two or three Waldenström's patients, they are either watching or treating. Don't forget that, like CLL, some of the Waldenström's patients or quite a few of them, they watch for a considerable amount of time before they hit the trigger to treat. And the duration is very high on the Waldenström's patients.

Raluca Pancratov – SunTrust Investment Services, Inc.

Great. Thank you so much for taking the questions.

Operator: Thank you. Our next question comes from the line of Michael Yee from RBC Capital Markets. Your question, please.

Michael J. Yee - RBC Capital Markets LLC

Great. Thanks. Two quick ones. The upcoming data in follicular lymphoma Phase II DAWN data, how should we be thinking about your view of what compelling data is to file? I think some of us are looking at the Zydelig data. Is that a range where we should be thinking about something compelling in your view? And then secondly, you have an update on myeloma as well in combination with Kyprolis. How should we'd be thinking about the hurdles there for a go, no-go to continue to invest there? Thanks.

Darrin Beaupre - VP, Clinical Medicine and Early Development

In the case of follicular lymphoma, we're obviously encouraged by the data that we've seen in terms of the fact that the majority of patients treated with ibrutinib have tumor shrinkage. So obviously, B-cell receptor signaling is relevant in follicular lymphoma.

In terms of filing, obviously we have to meet our primary endpoint. If we meet our primary endpoint, then we think we have a reasonable case to make with the FDA. I think based on the data that's currently available, we compare favorably to other products like idelalisib, if you look at progression free survival. So, I think that our opportunity in follicular lymphoma not only in the relapsed/refractory setting, but in second-line where we're doing a combination strategy, I think in both cases, we're encouraged by what we're seeing and where we currently stand.

Michael J. Yee - RBC Capital Markets LLC

And myeloma?

Thorsten Graef - VP, Clinical Science

Yeah, in regards to the myeloma, so it's not only about just a Kyprolis approach. In general, the data we presented at the ASH meeting was very encouraging, particularly on the topic of the absence of progression. So again, this really kind of forms the basis for further ongoing and other kind of the studies in the Phase II, Phase III setting. For a go, no-go decision for the cartfilzomib trial, we're actually doing very well on the progress. The extension on the Phase I has been very well received so far.

I will not comment on the specifics, but in the end, in the myeloma population, you actually take into account not only a response rate, but also the durability and again, based on the data we presented at ASH meeting, we actually are very encouraged and we'll keep you updated very shortly about the progress.

Michael J. Yee - RBC Capital Markets LLC

Okay, thank you.

Operator: Thank you. Our next question comes from the line of Matthew Andrews from Wells Fargo Securities. Your question, please.

Matthew J. Andrews – Wells Fargo Securities LLC

Hey. Good afternoon. Thanks for the opportunity to ask a couple of question. Bob, do you think there is a path forward for approval GvHD with the current limited data in hand or you're going to have wait for the 1129 study results? And then, Shawn, could you provide some details on the 17p uptake, both in first-line and relapsed/refractory CLL since this is a paradigm shift where you're asking very high risk patients to be treated with just a simple oral therapy? Thanks.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Matthew, on your first question, I'd like to turn that over to Danelle.

Danelle James - VP, Clinical Development

Hi, Matt.

Matthew J. Andrews – Wells Fargo Securities LLC

Hi.

Danelle James - VP, Clinical Development

It's Danelle James. So, in GvHD, I think we're up against a disease that has no current approved therapies, and so the high unmet medical need with the 1129 study kind of evaluating the most relapsed/refractory of all those patients. So we think that it is an underserved population that could benefit from new treatments. However, the decision of whether or not it will be an approval study will be borne out through conversations with the Agency.

Shawn Cline Tomasello - Chief Commercial Officer

So, this is Shawn. I'll finish out the second half of the question with respect to penetration into the 17p. We don't get penetration broken out by 17p deletion, but I can tell you that we continue to see increase in our market share position across to all lines in CLL.

Matthew J. Andrews – Wells Fargo Securities LLC

Okay, thank you.

Operator: Thank you. Our next question comes from the line of Geoffrey Porges from Bernstein. Your question, please.

Geoffrey Craig Porges – Sanford C. Bernstein & Co. LLC

Thanks very much and congratulations as well on all the progress. I just have – one trial that hasn't been mentioned is HELIOS and just wondering if you could talk a little bit about the interim analysis, what number of events and what the hurdle might be, and should we expect that that study will be completely unblinded at that point? Thanks.

Danelle James - VP, Clinical Development

Hi. This is Danelle James again. So the HELIOS study is BRI versus BR placebo in a previously-treated CLL patient population. Maky actually gave some results from our Phase Ib/2 data in that population as presented by Dr. Phil Thompson at ASH, where the CR rate was very high. I think that makes us very excited about the HELIOS study, although we do have to wait until formal unblinding of the data. I can tell you that the study is on track, but I can't give you any information about whether or not we feel the unblinding the data based on the boundary.

Geoffrey Craig Porges – Sanford C. Bernstein & Co. LLC

Okay, thank you.

Operator: Thank you. Our next question comes from the line of Brian Klein from Stifel. Your question, please.

Brian J. Klein – Stifel, Nicolaus & Co., Inc.

Hi. Thank you for letting me jump in with a question. Just really briefly with the updated label. There was also inclusion of potential risk of tumor lysis syndrome. Just wondering if you can comment on the incidence rate that you see of this side effect and if that has become a hurdle towards detailing in the field? Thank you.

Urte Gayko - Senior VP, Regulatory

Yes. Hello. This is Urte Gayko from Regulatory Affairs. So it's correct we see approval for first indications for Waldenström. We also updated some safety information derived from the overall program as well as the post-marketing information and this kind of updates are very much expected for first-in-class market, which now offers a very sizable post-marketing experience. As it relates to the tumor lysis syndrome you ask about, it is – it has been an infrequent event and as I refer it has been observed in post-marketing cases, the patients that have reported it were patients with typical known risk factors, so tumor lysis syndrome, and we basically felt it was important to add it to the uspi for guidance and educational healthcare provider. In terms of the exact cases of it, most important is that it was infrequent, but the numbers we're not giving out as it relates to the accurate incidence rates in post-marketing cases. And I think Shawn had a comment.

Shawn Cline Tomasello - Chief Commercial Officer

And to answer your question about – I think your question was has it become a barrier to detailing, was that your question?

Brian J. Klein – Stifel, Nicolaus & Co., Inc.

Yeah, are physicians now raising any concern about tumor lysis syndrome?

Shawn Cline Tomasello - Chief Commercial Officer

You know, I think that based on what they've been using in the market over the years, they're very familiar with tumor lysis syndrome. And we have been completely responsible and communicating the label updates. And they appreciate the thoroughness of the updates that we've been providing them, but to my knowledge, no one feels like it is a barrier to using a drug like IMBRUVICA.

Brian J. Klein – Stifel, Nicolaus & Co., Inc.

Great. Thank you very much.

Operator: Thank you. Our next question comes from the line of Jason Kantor from Credit Suisse. Your question, please.

Jeremiah B. Shepard – Credit Suisse Securities (USA) LLC (Broker)

Yeah. Good afternoon, this is Jeremiah filling in for Jason. Thank you for taking our questions. Now, with respect to IMBRUVICA in combination with the PD-L1 inhibitor in solid tumors. Now you've mentioned the tumor types but in terms of – is it different subgroups in these tumor types, how broad of a program do you envision? And how much of that overall program would be covered by a potential partner?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Well, I can tell you in terms of – we'll be looking very broadly at the tumors in our trials. So we're not going to leave any stones unturned. I'm not sure I'm following the second part of your question?

Jeremiah B. Shepard – Credit Suisse Securities (USA) LLC (Broker)

Yeah, I guess – I guess kind of going – speaking to how broadly you went hematological malignancies and assuming that you would probably do the same in solid tumors. How much of the costs will be borne by you versus your partner?

Maky Zanganeh - Chief Operating Officer, Pharmacyclics, Inc.

This is Maky speaking. In a partnership with Janssen on clinical trials as mentioned in a contract is always 60%, 40% and we always we are – all of the protocol discussed together and the both companies has the opportunity to opt in or opt out in any clinical trials that they prefer to not be in, but overall we are in a very good collaboration and discussion with Janssen as always we continue to partner in all of the activity either in hematology or solid tumors.

Jeremiah B. Shepard – Credit Suisse Securities (USA) LLC (Broker)

And then just one quick follow up. In terms of the activity you saw on your pre-clinical solid tumor models, what was the activity like in terms of the IMBRUVICA in combination with the PD-L1? Is it something that's actually a relatively rapid and sustained or is it more gradual?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Well, remember, you can only dose animals for so long, but the long and short of it was, there were durable responses. And what was exciting about it is, even tumor cells that didn't respond to ibrutinib. So, you knew it wasn't the BTK effect, it must have been something else, particularly as Dr. Lee pointed out, it was a T-cell effect. The T-cell effect induced by ibrutinib was related to the anti-tumor activities seen in the animals. And that's what's driving the hypothesis.

So, I think all of the other things we bring to the table directly targeting the tumor and the micro-environment effects are more like icing on the cake. We think that basically the checkpoint inhibitor works, we hope we will be able to make it work better.

Jeremiah B. Shepard – Credit Suisse Securities (USA) LLC (Broker)

Great. Thanks for taking the questions.

Darrin Beaupre - VP, Clinical Medicine and Early Development

Yeah.

Operator: Thank you. Our next question comes from the line of Katherine Xu from William Blair. Your question, please.

Katherine Xu - William Blair & Co. LLC

Thank you and good afternoon. I'm just wondering the non-small cell lung cancer studies, can you just comment a little bit on which lines you're going for, related lines, and also squamous versus unsquamous? And also in CLL, whether there is any regulatory development on any MRD negativity as a potential endpoint for study?

Darrin Beaupre - VP, Clinical Medicine and Early Development

Yeah, at least in terms of the solid tumors, we're not going to go into too many details here, but as you can imagine as you might go in as your first step into the solid tumor world, we wouldn't be in a first-line setting in the relapsed setting. And the bottom line is the trial is a safety study to start with to make sure that the combination is safe, that's the key. Right? The first key step is to make sure that these two drugs can be combined safely. They both have very good safety profiles individually, including the BMS molecule, all of them are relatively well tolerated. But then in the expansion, we'll expand out and patients would receive the prior therapies.

Danelle James - VP, Clinical Development

And I believe the first solid tumor study in the program is actually in IST and is already enrolling at MD Anderson so there might be some information on clinicaltrials.gov to help answer your question about the one study in the investigator-initiated forum.

I can say one comment on MRD negativity and then I would ask Urte to chime in if she has anything to add. MRD negativity is a concept that was developed with chemoimmunotherapy in which patients could only be treated so long until they experience toxicity from their therapy. And so it was important to get them into as deep of a remission as possible, and then just by mathematics, the deeper that remission is the longer until the patient would develop symptomatic progressive disease.

So MRD negativity is a good surrogate for progression-free survival with standard chemoimmunotherapy agents. I don't know if we know what MRD negativity means for new agents such as IMBRUVICA. We really need prospective randomized data to know the consequence of achieving MRD negativity with a novel agent, and if that MRD negativity can then be used as a means to approve new agents versus chemoimmunotherapy as standard.

Urte Gayko - Senior VP, Regulatory

I don't have much to add, the only thing I can say, where appropriate we have built in these endpoints in our randomized clinical study, so – and we will have some forthcoming data to share as it becomes available.

Operator: Thank you. This does conclude the question-and-answer session of today's program. I'd like to hand the program back to management for any closing comments.

Robert W. Duggan - Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you. Since the leadership change in September 2008, Pharmacyclics has delivered a total shareholder return of approximately 7,900%. Using year-over-year returns, we yielded 297% in 2009; 94%, 2010; 144%, 2011; 290%, 2012; 83%, 2013; 16%, 2014; and approximately 34% year-to-date in 2015.

So today, in addition to confirming our excellent results for the year and the quarter ended December 2014, we've laid the foundation for you to understand our viewpoint that Pharmacyclics' future is strong, promising, viable, and bright.

As you've heard throughout this call, we've made tremendous strides, but there is so much more opportunity ahead for us. The transformation of Pharmacyclics has undergone since becoming a commercial company in November of 2013, has been rewarding.

Today, we are a fully-integrated biopharmaceutical company with solid competencies in not only R&D, manufacturing, commercial, but also in the full complement of all related administrative functions. Just as important, we have a strong balance sheet with over $850 million in cash, $220 million of milestones yet to be earned, and no debt.

With over 620 employees and growing the footprint, our team is comprised of some of the industry's brightest talent. And in part, because of the sky-high goals we set for ourselves, we continue to attract high caliber talent. In addition, we are proud to have become a collaboration partner of choice among world-class companies who recognize not only how important a product we have in IMBRUVICA, but how we expertly and swiftly team Pharmacyclics advances our development efforts across multiple medicines and histologies.

Our executive team could not be more proud of what we're doing here at Pharmacyclics and, of course, we can only be as successful as a team we surround ourselves with. So I want to express my thanks to our employees, the hundreds of investigators and thousands of patients in our clinical programs, our partner Janssen and the USA FDA who share in our urgency to make breakthrough therapy treatments available for patients in need.

Thank you for joining us today and we look forward to our next communication.

Operator: Thank you, ladies and gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.